News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202
FOR IMMEDIATE RELEASE

P&G REPORTS STRONG SALES AND EPS GROWTH -
IMPROVES FISCAL YEAR OUTLOOK

Third Quarter Sales Up 8%, EPS up 17%

CINCINNATI, May 1, 2007 - The Procter & Gamble Company (NYSE:PG) announced strong top and bottom-line growth for the January - March quarter. Net sales were up eight percent to $18.69 billion and earnings per share increased 17 percent to $0.74. The company’s results were driven by double-digit sales growth in Fabric & Home Care, Baby & Family Care, and Health Care and high-single digit growth in Beauty and Blades & Razors. Organic sales and organic volume both increased six percent for the quarter as foreign exchange contributed two percent to sales.

“Strong results this quarter were driven by the growth of P&G’s leading brands, Gillette synergy benefits and continued cost discipline,” said Chairman of the Board, President and Chief Executive A.G. Lafley. “Sales growth was at the top-end of our long term target range in a very competitive environment. These results give us confidence to improve our EPS outlook for the fiscal year.”

Executive Summary

●    Net sales increased eight percent to $18.69 billion for the quarter. Organic sales were up six percent. Developing regions delivered double-digit organic sales growth while developed regions grew mid-single digits.
●    Unit volume grew six percent driven by continued growth across key brands. Organic volume also increased six percent.
●    Net earnings grew 14 percent during the quarter to $2.51 billion. Diluted net earnings per share increased 17 percent to $0.74.
●    Operating cash flow was $4.45 billion during the quarter, up $1.01 billion versus the year-ago period. Free cash flow was 147% of net earnings during the quarter and 97% for the fiscal year-to-date, well ahead of the company’s 90% target.

Key Financial Highlights

     Net sales for the quarter increased eight percent to $18.69 billion behind six percent volume growth. Growth was driven by double-digit volume increases on Tide, Ariel, Downy, Charmin, Head & Shoulders, Olay, Always and Prilosec OTC. Developing regions set the pace geographically with double-digit organic volume growth, while developed regions grew mid-single digits. Pricing contributed one percent to sales growth but was offset by a negative one percent mix impact. Foreign exchange added an additional two percent to sales growth. Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, increased six percent during the quarter.

     Net earnings increased 14 percent to $2.51 billion behind higher operating profit. Operating profit was up nine percent driven by sales growth and a 10-basis point margin improvement. Diluted net earnings per share increased 17 percent to $0.74.

     Gross margin was down 10-basis points to 51.6% of net sales during the quarter. Volume growth, price increases, and cost savings projects added over 90-basis points to gross margin. These were partially offset by higher commodity costs, which had a negative impact of roughly 50-basis points. Other items which drove gross margin down approximately 50-basis points included one-time items related to Gillette integration, supply chain restructuring charges and costs for a voluntary pet food recall of some Iams and Eukanuba wet pet foods in March.

     Selling, general and administrative expenses (SG&A) were 32.0% of net sales, 20-basis points lower than the prior year period. SG&A improved primarily behind overhead cost controls, Gillette synergies and volume scale leverage.

     Operating cash flow was $4.45 billion driven by strong earnings and a reduction in accounts receivables during the quarter. Accounts receivables improved by over three days during the quarter primarily behind the resolution of Gillette integration impacts and holiday seasonality effects, which resulted in a temporary increase in accounts receivables in the December quarter. Free cash flow as a percentage of net earnings was 147% during the quarter and 97% fiscal year-to-date. Capital expenditures were 4.0% of net sales during the quarter and 3.5% of net sales fiscal year-to-date.

     The company repurchased $1.3 billion of P&G stock during the quarter as part of the company’s ongoing discretionary share repurchases. This brings total share repurchases to $4.1 billion for the year.

Business Segment Discussion

     The following provides perspective on the company’s January - March quarter results by business segment.

Beauty and Health

● Beauty net sales increased eight percent during the quarter to $5.62 billion. Skin Care, Feminine Care, Hair Care and Prestige fragrances each reported double-digit sales growth behind Olay Regenerist, Olay Definity, Always, Head & Shoulders, Herbal Essences, Dolce & Gabbana and Hugo Boss. Cosmetics sales increased mid-single digits behind solid results on Cover Girl. The SK-II brand continues to recover from prior period business disruptions in Asia and had a negative impact of roughly one percent on Beauty sales. Favorable product mix and pricing each added one percent to sales growth while foreign exchange added an additional three percent. Unit volume increased three percent globally, while organic volume was up four percent. Net earnings in Beauty increased nine percent to $805 million behind sales growth.

●     Health Care net sales increased 10 percent to $2.19 billion during the quarter behind six percent volume growth. Oral Care volume increased mid-single digits driven by double-digit developing region growth and a three point increase in U.S. toothpaste market share. Pharmaceuticals and Personal Health Care volume was up mid-single digits driven by Prilosec OTC and Vicks. Prilosec OTC volume increased double-digits behind a low base period comparison and a two point increase in U.S. market share. Pricing and favorable product mix each added one percent to segment sales growth while favorable foreign exchange had a two percent impact. Health Care net earnings grew 31 percent to $347 million during the quarter behind sales growth and profit margin improvement. Profit margin improved due to volume scale leverage, lower product costs, Gillette synergies and the timing of pharmaceuticals technology licensing payments.

Household Care

●     Fabric Care and Home Care net sales increased 12 percent during the quarter to $4.74 billion. Sales growth was driven by a 10 percent increase in unit volume. Volume growth was balanced across both Fabric Care and Home Care and across regions. Each geographic region delivered high-single digit or better volume growth. Key brands drove the growth with Tide, Ariel, Downy, Swiffer and Cascade each posting double-digit increases. Favorable foreign exchange added two percent to sales growth. Net earnings increased 21 percent during the quarter to $685 million. Earnings were up behind sales growth and profit margin expansion from volume scale leverage and cost savings initiatives.

●     Baby Care and Family Care net sales increased 10 percent to $3.27 billion during the quarter. Unit volume grew eight percent with high-single digit growth on both Baby Care and Family Care. Baby Care volume growth was broad-based, led by double-digit growth in developing regions. In developed regions, Baby Care volume grew mid-single digits behind continued success of the Caterpillar stretch initiative on Pampers Baby Dry in North America and Western Europe. Family Care volume increased behind product and package improvements on Charmin and Bounty and strong growth on Bounty and Charmin Basics. Pricing in North America Family Care added one point to segment sales growth but was more than offset by a negative two percent mix impact. Favorable foreign exchange added an additional three percent. Net earnings in Baby Care and Family Care increased 17 percent during the quarter to $382 million despite higher pulp costs behind volume scale leverage and reduced marketing and overhead costs as a percentage of net sales.

●     Snacks, Coffee and Pet Care net sales were in-line with the prior year period at $1.09 billion. Volume was down two percent during the quarter as high-single digit growth in Snacks was more than offset by trade inventory reductions in Coffee and a voluntary pet food recall. In Coffee, U.S. market share on Folgers was up one point during the quarter, however, unit volume was down primarily due to a reduction in trade inventory levels. Pet Care volume declined due to strong competitive activity and the impact of the voluntary pet food recall of some Iams and Eukanuba wet pet foods in March. Snacks volume was up behind the Pringles Select and Minis initiatives. Pricing contributed three percent to segment sales growth following a January price increase on Folgers but was partially offset by a negative two percent mix impact. Favorable foreign exchange added one percent to sales. Net earnings were down three percent to $116 million during the quarter due to costs associated with the pet food recall and higher commodity costs across the segment.

Gillette GBU

●     Net sales in Blades and Razors increased eight percent to $1.28 billion behind four percent volume growth. In developing regions, volume increased high-teens behind double-digit growth on Mach 3. Volume in developed regions was down slightly due to the impact of the North America Fusion launch in the year-ago period. Pricing across shaving systems contributed two percent to sales growth but was offset by the negative mix impact of fast growth in developing regions. Foreign exchange added four percent to sales growth. Net earnings were up 11 percent during the quarter to $294 million behind sales growth and profit margin improvement.

● Net sales in Duracell and Braun increased three percent to $789 million. Volume was flat globally with organic volume up three percent. Duracell volume increased low-single digits driven by developing region growth. In developed regions, Duracell volume grew low-single digits and was impacted by strong competitive activity in North America and Western Europe. Braun organic volume increased mid-single digits primarily behind the success of the 360 Complete, Pulsonic and Contour male shavers. Price increases on Duracell contributed two percent to sales growth but were offset by negative geographic and pack size mix impacts. Favorable foreign exchange added three percent to sales growth. Net earnings declined during the quarter to $18 million. Earnings were down versus the year-ago period primarily due to higher zinc costs and higher overhead expenses resulting from the inclusion of Gillette into P&G’s cost allocation systems.

Fiscal Year and April - June Quarter Guidance

     For the current fiscal year, the company expects to deliver its sixth consecutive year of topline growth at or above its long-term targets. Organic sales are expected to grow by five to six percent. The combination of pricing and product mix is expected to have a neutral to positive one percent impact on sales growth. Foreign exchange is expected to have a positive impact of about two percent. Acquisitions and divestitures are expected to add about four percent to sales growth. Total sales are expected to increase 11 to 12 percent - at the top end of the previous guidance range.

     The company also improved its earnings per share outlook for the fiscal year due to the strong results in the March quarter. The company now expects earnings per share to be in the range of $3.01 to $3.03, up 14 to 15 percent versus prior year. This includes Gillette  dilution, which is expected to be at the low end of the previous $0.12 to $0.18 per share guidance  range.  Operating margins are expected to improve by about 100-basis points driven primarily by gross margin improvement. The tax rate for fiscal year 2007 is expected to be below 30%, in-line with previous guidance. One-time items associated with the Gillette acquisition are expected to be $0.06 to $0.08 per share, in line with previous guidance.

     For the April - June quarter, organic sales are expected to grow by five to six percent against a very strong base period in which organic sales were up eight percent. The combination of pricing and product mix is expected to have a neutral to positive one percent impact on sales growth. Foreign exchange is expected to have a positive impact of about one percent. Total sales are expected to increase six to seven percent. The company expects earnings per share to be in the range of $0.64 to $0.66, up 16 to 20 percent versus prior year. Operating margins are expected to be up about 100-basis points driven by both gross margin improvement and SG&A efficiencies.

Forward Looking Statements

     All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Company’s merger with The Gillette Company, and (ii) the Domination and Profit Transfer Agreement with Wella, and to achieve the cost and growth synergies in accordance with the stated goals of these transactions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and intellectual property matters as well as those related to the integration of Gillette and its subsidiaries),  and to resolve  pending matters within current estimates;  (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble

     Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®.  The P&G community consists of over 135,000 employees working in over 80 countries worldwide.  Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contact:
Doug Shelton - 513-983-7893; cell 513-293-4117; shelton.do@pg.com

P&G Investor Relations Contact:
Chris Peterson - +1-513-983-2414

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth. Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. The company believes this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales in the January - March 2007 quarter:

Total P&G
Net Sales Growth	8%
Less: Foreign Exchange Impact	-2%
Less: Acquisition/Divestiture Impact	0%
Organic Sales Growth	6%

Free Cash Flow. Free cash flow is defined as operating cash flow less capital spending. Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The company’s long-term target is to generate free cash at or above 90 percent of net earnings. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation. The reconciliation of free cash flow and free cash flow productivity is provided below ($ millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Free Cash Flow Productivity
Jul - Mar ’07	$9,853	$(1,996)	$7,857	$8,072	97%
Jan - Mar ’07	$4,450	$(757)	$3,693	$2,512	147%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Nine Months Ended March 31
	2007	2006

BEGINNING CASH	6,693	6,389

OPERATING ACTIVITIES
NET EARNINGS	8,072	6,786
DEPRECIATION AND AMORTIZATION	2,367	1,891
SHARE BASED COMPENSATION EXPENSE	482	400
DEFERRED INCOME TAXES	306	116
CHANGES IN:
ACCOUNTS RECEIVABLE	(866)	(250)
INVENTORIES	(636)	(161)
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	(233)	(582)
OTHER OPERATING ASSETS & LIABILITIES	38	(81)
OTHER	323	66

TOTAL OPERATING ACTIVITIES	9,853	8,185

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(1,996)	(1,666)
PROCEEDS FROM ASSET SALES	257	352
ACQUISITIONS, NET OF CASH ACQUIRED	(167)	216
CHANGE IN INVESTMENT SECURITIES	725	491

TOTAL INVESTMENT ACTIVITIES	(1,181)	(607)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(3,069)	(2,645)
CHANGE IN SHORT-TERM DEBT	9,074	(6,009)
ADDITIONS TO LONG TERM DEBT	1,403	17,136
REDUCTION OF LONG TERM DEBT	(16,088)	(4,367)
IMPACT OF STOCK OPTIONS AND OTHER	1,213	1,119
TREASURY PURCHASES	(4,061)	(10,596)

TOTAL FINANCING ACTIVITIES	(11,528)	(5,362)

EXCHANGE EFFECT ON CASH	157	70

CHANGE IN CASH AND CASH EQUIVALENTS	(2,699)	2,286

ENDING CASH	3,994	8,675

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	March 31, 2007	June 30, 2006

CASH AND CASH EQUIVALENTS	$3,994	$6,693
INVESTMENTS SECURITIES	236	1,133
ACCOUNTS RECEIVABLE	6,757	5,725
TOTAL INVENTORIES	7,091	6,291
OTHER	4,636	4,487
TOTAL CURRENT ASSETS	22,714	24,329

NET PROPERTY, PLANT AND EQUIPMENT	19,178	18,770
NET GOODWILL AND OTHER INTANGIBLE ASSETS	89,934	89,027
OTHER NON-CURRENT ASSETS	3,869	3,569

TOTAL ASSETS	$135,695	$135,695

ACCOUNTS PAYABLE	$4,371	$4,910
ACCRUED AND OTHER LIABILITIES	10,777	9,587
TAXES PAYABLE	3,605	3,360
DEBT DUE WITHIN ONE YEAR	12,168	2,128
TOTAL CURRENT LIABILITIES	30,921	19,985

LONG-TERM DEBT	21,257	35,976
OTHER	17,051	16,826
TOTAL LIABILITIES	69,229	72,787

TOTAL SHAREHOLDERS' EQUITY	66,466	62,908

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$135,695	$135,695

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

		Three Months Ended March 31, 2007
		Net Sales	% Change Versus Year Ago	Earnings Before Income Taxes	% Change Versus Year Ago	Net Earnings	% Change Versus Year Ago

BEAUTY		$ 5,620	8%	$ 1,112	7%	$ 805	9%
HEALTH CARE		2,189	10%	529	36%	347	31%
BEAUTY AND HEALTH		7,809	8%	1,641	15%	1,152	15%

FABRIC CARE AND HOME CARE		4,738	12%	1,031	22%	685	21%
BABY CARE AND FAMILY CARE		3,268	10%	606	15%	382	17%
SNACKS, COFFEE AND PET CARE		1,090	0%	191	-5%	116	-3%
HOUSEHOLD CARE		9,096	10%	1,828	16%	1,183	17%

BLADES AND RAZORS		1,284	8%	405	12%	294	11%
DURACELL AND BRAUN		789	3%	29	-62%	18	-67%
GILLETTE GBU		2,073	6%	434	-1%	312	-2%

TOTAL BUSINESS SEGMENT		18,978	9%	3,903	13%	2,647	13%
CORPORATE		(284)	N/A	(367)	N/A	(135)	N/A
TOTAL COMPANY		18,694	8%	3,536	13%	2,512	14%

		Nine Months Ended March 31, 2007
		Net Sales	% Change Versus Year Ago	Earnings Before Income Taxes	% Change Versus Year Ago	Net Earnings	% Change Versus Year Ago

BEAUTY		$ 17,107	9%	$ 3,644	11%	$ 2,685	13%
HEALTH CARE		6,771	15%	1,772	25%	1,204	25%
BEAUTY AND HEALTH		23,878	11%	5,416	15%	3,889	17%

FABRIC CARE AND HOME CARE		14,172	11%	3,142	14%	2,112	14%
BABY CARE AND FAMILY CARE		9,486	7%	1,754	13%	1,106	13%
SNACKS, COFFEE AND PET CARE		3,406	4%	567	14%	353	15%
HOUSEHOLD CARE		27,064	8%	5,463	14%	3,571	14%

BLADES AND RAZORS		3,865	65%	1,272	73%	932	74%
DURACELL AND BRAUN		3,112	52%	492	54%	331	51%
GILLETTE GBU		6,977	59%	1,764	67%	1,263	67%

TOTAL BUSINESS SEGMENT		57,919	14%	12,643	20%	8,723	21%
CORPORATE		(715)	N/A	(1,141)	N/A	(651)	N/A
TOTAL COMPANY		57,204	14%	11,502	19%	8,072	19%

	JANUARY - MARCH NET SALES INFORMATION (Percent Change vs. Year Ago) *
	Volume With Acquisitions/ Divestitures	Volume Without Acquisitions/ Divestitures	Foreign Exchange	Price	Mix/Other	Net Sales Growth	Net Sales Growth Exc F/X
BEAUTY AND HEALTH
BEAUTY	3%	4%	3%	1%	1%	8%	5%
HEALTH CARE	6%	6%	2%	1%	1%	10%	8%

HOUSEHOLD CARE
FABRIC CARE AND HOME CARE	10%	9%	2%	0%	0%	12%	10%
BABY CARE AND FAMILY CARE	8%	8%	3%	1%	-2%	10%	7%
SNACKS, COFFEE AND PET CARE	-2%	-2%	1%	3%	-2%	0%	-1%

GILLETTE GBU
BLADES AND RAZORS	4%	4%	4%	2%	-2%	8%	4%
DURACELL AND BRAUN	0%	3%	3%	2%	-2%	3%	0%

TOTAL COMPANY	6%	6%	2%	1%	-1%	8%	6%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	JFM QUARTER			FYTD

	JFM 07	JFM 06	% CHG	3/31/2007	3/31/2006	% CHG
NET SALES	$18,694	$17,250	8%	$57,204	$50,380	14%
COST OF PRODUCTS SOLD	9,057	8,340	9%	27,210	24,231	12%
GROSS MARGIN	9,637	8,910	8%	29,994	26,149	15%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	5,991	5,559	8%	17,945	15,849	13%
OPERATING INCOME	3,646	3,351	9%	12,049	10,300	17%
TOTAL INTEREST EXPENSE	279	301		976	819
OTHER NON-OPERATING INCOME, NET	169	79		429	221
EARNINGS BEFORE INCOME TAXES	3,536	3,129	13%	11,502	9,702	19%
INCOME TAXES	1,024	918		3,430	2,916

NET EARNINGS	2,512	2,211	14%	8,072	6,786	19%

EFFECTIVE TAX RATE	29.0%	29.3%		29.8%	30.1%

PER COMMON SHARE:
BASIC NET EARNINGS	$0.78	$0.67	16%	$2.51	$2.22	13%
DILUTED NET EARNINGS	$0.74	$0.63	17%	$2.37	$2.10	13%
DIVIDENDS	$0.31	$0.28	11%	$0.93	$0.84	11%
AVERAGE DILUTED SHARES OUTSTANDING	3,397.3	3,510.5		3,405.7	3,235.4

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
COST OF PRODUCTS SOLD	48.4%	48.3%	10	47.6%	48.1%	(50)
GROSS MARGIN	51.6%	51.7%	(10)	52.4%	51.9%	50
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	32.0%	32.2%	(20)	31.4%	31.5%	(10)
OPERATING MARGIN	19.5%	19.4%	10	21.1%	20.4%	70
EARNINGS BEFORE INCOME TAXES	18.9%	18.1%	80	20.1%	19.3%	80
NET EARNINGS	13.4%	12.8%	60	14.1%	13.5%	60